Exhibit 10.1

AMENDMENT NO. 1 TO WARRANT

This Amendment No. 1 (this "Amendment"), dated November 23, 2010 (the "Effective Date"), to the Warrant to Purchase Shares of Senior Convertible Preferred Stock or Series B Junior Participating Convertible Preferred Stock, dated as of June 27, 2008 (the "Warrant"), issued by STANDARD PACIFIC CORP., a Delaware corporation (the "Company") to MP CA HOMES LLC, a Delaware limited liability company (the "Investor"), is being adopted and executed in consideration of the mutual covenants set forth herein, and other good and valuable consideration, the sufficiency of which is stipulated to by the parties hereto.

WHEREAS, the Company caused the execution and issuance of the Warrant to the Investor on June 27, 2008; and

WHEREAS, the Company and the Investor desire to amend certain terms of the Warrant as set forth herein;

NOW THEREFORE, the parties hereto agree as follows:

1. Section 1 of the Warrant shall be supplemented as of the Effective Date to add the following definitions in alphabetical order:

    "Permitted Affiliate" has the meaning set forth in Section 1.1 of the Stockholders Agreement.

"Transfer" has the meaning set forth in Section 1.1 of the Stockholders Agreement."

2. The definition of "Subject Stock" in Section 1 of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

""Subject Stock" means Common Stock."

3. The Definition of "Exercise Price" contained in Section 1 of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

""Exercise Price" means $2.09732, subject to adjustment as set forth herein."

4. Section 2 of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

“Number of Shares; Exercise Price.  This certifies that, for value received, MP CA Homes LLC, its Affiliates or its registered assigns (the "Warrantholder") shall, upon the terms and subject to the conditions hereinafter set forth, acquire from the Company, an aggregate of 89,400,000 fully paid and nonassessable shares of Common Stock (the "Shares"), each at a purchase price per share of Subject Stock equal to the Exercise Price; provided that any Warrantholder may only exercise the Warrant for shares of Common Stock such that after such exercise, such Warrantholder (including a "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) that includes such Warrantholder), does not become a beneficial owner (as defined in Rules

13d-3 and 13d-5 of the Exchange Act, except that for purposes of this clause, any such person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of greater than forty-nine percent (49%) of the total voting power of the Voting Stock after giving effect to such exercise.  This clause shall be interpreted consistent with the terms of Section 12(a) of the Certificate of Designations of the Series B Preferred Stock.  The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to "Shares" and "Exercise Price" herein shall be deemed to include any such adjustment or series of adjustments.”

5. Section 3(A) of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

"To the extent permitted by applicable laws and regulations, the Warrantholder shall exercise this Warrant and purchase the Shares represented by this Warrant, in whole but not in part, during regular business hours no later than 5:00 p.m., New York City time, on the Business Day immediately following the earlier of (such earlier time, the "Expiration Time") (i) the consummation of the Company’s cash tender offers for any and all of the Company's 9 1/4% senior subordinated notes due April 15, 2012, 6 1/4% senior notes due April 1, 2014 and 7 % senior notes due August 15, 2015, on the terms and conditions approved by the Board of Directors prior to the execution hereof, as the same may be modified or amended from time to time, upon the approval of the Board of Directors, and (ii) the six month anniversary of the Effective Date, by (A) the surrender of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Irvine, California (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (B) payment of the Exercise Price for the Shares thereby purchased, at the election of the Warrantholder, by tendering in cash, by certified or cashier's check or by wire transfer in immediately payable funds to the order of the Company.  This Warrant shall expire and shall no longer be exercisable from and after the Expiration Time."

6. Section 3(B) of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

"Intentionally Omitted"

7. Section 3(C) of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

"Intentionally Omitted"

8. Section 8 of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

"Transfer/Assignment.  Subject to compliance with the terms and conditions of Section 21 of this Warrant and the Stockholders Agreement, without obtaining the consent of the Company to assign or transfer this Warrant, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2.  All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company."

9. Section 19(A) of the Warrant shall be amended and restated as of the Effective Date to read in its entirety as follows:

"Notwithstanding anything in this Warrant to the contrary, in no event shall the Company be required to deliver upon exercise, exchange, termination, repurchase or other similar events of this Warrant in excess of 491,803,278 Shares (subject to any adjustments to the number of Shares issuable upon exercise of this Warrant provided in Section 13) (the "Aggregate Share Cap").  For the avoidance of doubt, under no circumstances will the Company be required to deliver cash in lieu of any Shares otherwise deliverable hereunder in excess of the Aggregate Share Cap.”

10. The Warrant shall be amended as of the Effective Date to add a new Section 21 to read in its entirety as follows:

"Restrictions on Transfers of Capital Stock.

(A)
Notwithstanding anything contained herein or the Stockholders Agreement to the contrary, (i) the Investor shall not Transfer this Warrant, and (ii) prior to the nine month anniversary of the Effective Date, the Investor shall not, and shall cause its Affiliates to not, Transfer, directly or indirectly, any Capital Stock of the Company; except in each case, for a Transfer to any Permitted Affiliate which expressly agrees in writing with the Company to be bound by this Warrant, including the obligation to exercise this Warrant upon the terms and subject to the conditions hereof, and if such Permitted Affiliate shall thereafter no longer be a Permitted Affiliate, then such Person shall Transfer such Capital Stock that was the subject of such Transfer back to the Investor or a then Permitted Affiliate.

(B)	The restrictions in this Section 21 may be waived by the Company pursuant to the terms of the Stockholders Agreement."

11. Representations of the Investor. The Investor represents and warrants to the Company that as of the date hereof, the Investor is the sole beneficial owner and record holder of the Warrant, and has full authority to enter into this Amendment.

12. Ratification.  Except as herein provided, the terms and conditions of the Warrant are hereby ratified and confirmed in their entirety and shall remain in full force and effect.

13. Amendments.  This Amendment may be amended and the observance of any term of this Amendment may be waived only with the written consent of both the Company and the Investor.

14. Counterparts.  This Amendment may be executed in any number of counterparts, including by facsimile or pdf, and each such counterpart will for all purposes be deemed an original instrument, and all such counterparts together will constitute but one and the same agreement.

15. Entire Agreement.  This Amendment supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof.  The Warrant, as amended by this Amendment, and the Stockholders Agreement, contain the sole and entire agreement between the parties with respect to the subject matter thereof.

16. Governing Law.  This Amendment will be governed by and construed in accordance with the internal laws of the State of New York without regard to principles of conflicts of law thereof that would cause the application of the laws of another jurisdiction.

17. Attorneys' Fees.  In any litigation, arbitration or court proceeding between the Company and the Investor or any Warrantholder relating to this Amendment, the prevailing party shall be entitled to reasonable attorneys' fees and expenses incurred in enforcing this Amendment.

18. Time of the Essence.  Time is of the essence with regard to all dates and time periods set forth or referred to in this Amendment.

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Signature Pages Follow]

IN WITNESS WHEREOF, the Company has executed this Amendment as of the day and year first above written.

Date: November 23, 2010

STANDARD PACIFIC CORP.

By:	/S/ Ken Campbell
Name:	Ken Campbell
Title:	Chief Executive Officer

Agreed and Accepted                                           :

MP CA HOMES LLC

By:	/S/ Lawrence M. Teitelbaum
Name:	Lawrence M. Teitelbaum
Title:	Vice President